FAIRNESS OPINION OR REPORT

                               Lane, Berry & Co.
                                 International
                     Lane, Berry & Co. International, LLC
       100 Federal Street, 33/rd/ Floor, Boston, MA 02110 (617) 624-7000

                                                                August 25, 2003

Special Committee of the Board of Directors
Digex, Incorporated
14400 Sweitzer Lane
Laurel, MD 20707

Gentlemen:

   We understand that WorldCom, Inc. ("MCI") has offered to purchase all of the outstanding shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Digex, Incorporated (the "Company") not beneficially owned by MCI or its subsidiaries for a cash purchase price of $0.80 per share (the "Consideration") pursuant to the terms and conditions set forth in that certain draft Offer to Purchase provided by MCI on August 24, 2003 and as reflected in the letters of August 25, 2003 and July 24, 2003 from MCI to the Special Committee of the Company (the "Transaction"). MCI has also entered into an agreement with Hewlett-Packard Company and its wholly owned subsidiary, HPQ Holdings, LLC, to acquire all of the Company's outstanding shares of Series A Convertible Preferred Stock. The terms and conditions of the Transaction are set forth in more detail in the Offer to Purchase and the Stock Purchase Agreement dated as of July 23, 2003 among Hewlett-Packard Company, HPQ Holdings, LLC and MCI.

   You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of Class A Common Stock (other than MCI and its subsidiaries) of the Consideration to be received by such stockholders in the Transaction. In connection with rendering our opinion, we have, among other things:

   (i) reviewed certain publicly available financial statements and other business and financial information regarding the Company and the trading markets for its common stock, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2002 (including the report of the auditors included therein, which contains a "going concern" qualification) and Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003 and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company;

  (ii) reviewed the financial terms and conditions contained in the draft Offer to Purchase delivered to us on August 24, 2003 and in the letters dated August 25, 2003 and July 24, 2003 from MCI to the Special Committee of the Company and assumed that the terms and conditions of the final Offer to Purchase will be the same;

 (iii) reviewed and discussed with representatives of the Company certain information of a business and financial nature furnished to us by them including financial forecasts and related assumptions of the Company prepared by the management of the Company;

  (iv) compared certain financial data for the Company with certain publicly available information concerning other companies engaged in businesses which we believe to be generally comparable to the Company's business;

                                   Annex A-1
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Special Committee of the Board of Directors
Digex, Incorporated
August 25, 2003

   (v) considered certain publicly available information concerning the terms of certain recent business combinations that we deemed to be comparable, in whole or in part, to the terms of the Transaction, as well as the results of the Company's efforts to identify potential acquirors of the Company with our assistance between October 2002 and February 2003, which efforts were subsequently terminated;

  (vi) made inquiries regarding and discussed the Transaction, the Offer to Purchase and other matters related thereto with the Company's counsel and management; and

 (vii) performed such other analyses and considered such other information as we deemed appropriate.

   In preparing our opinion, we have assumed and relied, upon the accuracy and completeness of the financial and other information supplied or otherwise made available to us from public sources or by the Company and have not independently verified such information. We have neither obtained nor performed any independent valuation or appraisal of the assets or liabilities of the Company. With respect to the unaudited internal financial statements and the financial projections and forecasts of the Company provided to us by the Company, we have assumed, following discussions with Company management, that such financial statements, financial projections and forecasts have been prepared on a reasonable basis in accordance with industry practice and reflect the best currently available estimates and good faith judgments of the senior management of the Company as to the future competitive, operating and regulatory environments and expected future financial performance of the Company and that the Company's senior management was not aware of any information or facts that would make the information provided to us incomplete or misleading. While we have discussed the Company's unaudited interim financial statements, financial projections and forecasts with its management, we assume no responsibility for and express no view as to such unaudited interim financial statements, financial projections and forecasts. We have relied on the advice of counsel to the Company as to all legal matters with respect to the Company, the Transaction and the Offer to Purchase. We have assumed that the Transaction will be consummated upon the terms set forth in the Offer to Purchase, without material alteration thereof and without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed that will have a material adverse effect on the Transaction or other actions contemplated by the Offer to Purchase.

   We were not requested to, nor did we solicit, any prospective alternative acquirors of the Company or seek to identify any alternative transactions that might be available to the Company following MCI's expression of interest in pursuing an acquisition transaction with the Company. We express no opinion as to whether any alternative transaction might produce consideration for the holders of Class A Common Stock (other than MCI and its subsidiaries) in an amount in excess of that contemplated to be received by such stockholders in the Transaction.

   We have acted as financial advisor to the Special Committee and the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services, a portion of which is contingent upon the consummation of the Transaction. Also, we were previously retained by the Company in October 2002 to provide financial advisory services in connection with the potential sale of the Company and received a fee in connection with our services.

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Special Committee of the Board of Directors
Digex, Incorporated
August 25, 2003

   It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction and is not on behalf of, and shall not confer rights or remedies upon, any person other than the Special Committee. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect to the Transaction with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information and agreements (or drafts thereof) made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to whether or not any holder of shares of Class A Common Stock should tender their shares pursuant to the Offer to Purchase or as to how such stockholder should vote or act on any matter relating to the merger proposed to occur following consummation of the tender offer. Further, this opinion does not address the relative merits of the Transaction or other actions contemplated by the Offer to Purchase compared with other business strategies or alternative transactions that might be available to the Company, the Company's underlying business decision to proceed or effect the Transaction, or any other aspect of the Transaction.

   Based upon and subject to the foregoing, including the various assumptions and limitations set forth therein and based upon such other matters as we consider relevant, it is our opinion on the date hereof that the Consideration to be received by the holders of Class A Common Stock (other than MCI and its subsidiaries) pursuant to the Transaction is fair, from a financial point of view, to such stockholders.

                                          Very truly yours,

                                          Lane, Berry & Co. International


                                              By: /s/  Erik M. Jensen
                                                  ------------------------------
                                                  Name: Erik M. Jensen
                                                  Title: Managing Director

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